Exhibit 99
News Release
For Immediate Release

Contact:  Dan Chila, EVP, Chief Financial Officer (856) 691-7700

Sun Bancorp, Inc. To Sell 6-Branch Delaware Retail Network
To WSFS Financial Corporation

Vineland, NJ, July 28, 2008 - Sun Bancorp, Inc. (NASDAQ: SNBC) announced today that its primary subsidiary, Sun National Bank, entered into a definitive agreement to sell its six branch offices located in Delaware to Wilmington Savings Fund Society, FSB, the principal subsidiary of WSFS Financial Corporation (NASDAQ/GS: WSFS).

Under the terms of the definitive agreement, WSFS will purchase all the retail deposits and fixed assets of Sun National Bank’s entire Delaware branch network, all of which is located in New Castle County, totaling approximately $110 million of deposits. No loans are being sold in connection with this transaction.  All of these branch offices, except one, are currently leased by Sun. The transaction is expected to close during the fourth quarter of 2008, subject to regulatory approvals and other customary conditions. The deal is valued at approximately $13.2 million, based on a 12% deposit premium.

“This is a strategic decision to divest our network in an area where we do not have a dominant retail presence, and to take the first step in our strategy to focus our retail efforts and resources in New Jersey, our most predominant market,” said Thomas X. Geisel, president and chief executive officer of Sun Bancorp, Inc. “WSFS is a high-quality partner that we believe will provide excellent service to our customers.”

Sun National Bank will retain about $130 million in combined Delaware commercial and retail loan relationships and will continue to service commercial clients through its loan production office in its Little Falls Corporate Center located in New Castle County.

“This office will serve as a focal point for maintaining and building our Delaware commercial customer base,” according to Geisel.

Sandler O'Neill + Partners, L.P. served as financial adviser to Sun in the transaction, while Malizia Spidi & Fisch, PC, Washington, D.C., provided legal counsel to Sun.

About Sun Bancorp, Inc.

Sun Bancorp, Inc. is a $3.4 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through nearly 70 branch locations in New Jersey and New Castle County, Delaware. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information, visit http://www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of Sun Bancorp, Inc. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. Sun Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.